CERTIFICATE OF DESIGNATION, NUMBER, POWERS

PREFERENCES AND RELATIVE, PARTICIPATING

OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE

QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND

OTHER DISTINGUISHING CHARACTERISTICS OF

SERIES A PREFERRED STOCK OF

AERO PERFORMANCE PRODUCTS, INC.

It is hereby certified that:

1.

The name of the corporation (hereinafter called the “Corporation) is AERO PERFORMANCE PRODUCTS, INC.

2.

The certificate of incorporation of the Corporation authorizes issuance of 100,000 shares of Preferred Stock with a par value to be determined by the Board of Directors and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3.

The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

RESOLVED, that one hundred thousand (100,000) shares of the Preferred Stock (par value $0.001 per share) are authorized to be issued by this Corporation pursuant to its certificate of incorporation, and that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series A Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such certificate of incorporation and in addition thereto, those following:

(a)

DESIGNATION. The Preferred Stock subject hereof shall be designated Series A Preferred Stock (“Series A Preferred”).  No other shares of Preferred Stock shall be designated as Series A Preferred stock.

(b)

DIVIDENDS.  The holders of the shares of Series A Preferred shall not be entitled to receive dividends.

(c)

DETACHABLE WARRANTS.  Each share of Series A Preferred shall be entitled to a total of 33,333 Warrants to purchase Common Stock of the Corporation, such Warrants to be evenly divided between Series A Warrants, Series B Warrants, and Series C Warrants.  Series A Warrants shall vest 180 days after the issuance of the Series A Preferred and shall entitle the bearer to purchase one share of Common Stock of the Corporation per Warrant at a price equal to $0.00005 per share.  Series B Warrants shall vest 360 days after the issuance of the Series A Preferred and shall entitle the bearer to purchase .75 of one share of Common Stock of the Corporation per Warrant at a price equal to $0.00004.   Series C Warrants shall vest 450 days after the issuance of the Series A Preferred and shall entitle the bearer to purchase .60 of one share of Common Stock of the Corporation per Warrant at a price equal to $0.00003.  The Warrant right of the holders of Series A Preferred Stock shall be exercised by the surrender of the Warrant representing shares to be acquired to the Corporation or its transfer agent, accompanied by written notice.  Immediately prior to the close of business on the date the Corporation receives written notice of Warrant exercise, the Warrant holder shall be deemed to be the holder of record of that number of common stock issuable upon Warrant redemption notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such common stock shall not then be actually delivered to such person.

(d)

WARRANT REPURCHASE OPTION.  Any and all unredeemed Warrants may be repurchased by the Corporation for the purchase price of $0.0006 per Warrant, as adjusted for any forward or reverse stock splits of the Corporation’s common stock.  In order to redeem the Warrants, the Corporation shall provide written notice to the Warrant holder together with certified funds representing the repurchase price.  Upon receipt by the Warrant Holder of the repurchase notice and repurchase consideration, the Warrants shall be considered cancelled notwithstanding that the physical Warrant may not have been returned to the Corporation.

(e)

MANDATORY WARRANT EXERCISE.  If the common stock of the Corporation is subjected to a reverse split at any time within 450 days of the issuance of the Series A Preferred Shares, the Warrants issued under Section 3(c) of this Certificate shall automatically vest and be exercised in accordance with such Section 3(c).  The common shares issued upon the exercise of the Warrants pursuant to this Section 3(e) shall be placed in Escrow as set forth in the Warrant Agreements.

(f)

ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION.  If the common stock issuable upon redemption of the Warrants shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the redemption rate shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Warrants shall be convertible into, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon redemption of the Warrants immediately before that change.

(f)

NO IMPAIRMENT.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(g)

RESERVATION OF STOCK ISSUABLE UPON REDEMPTION.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the redemption of the Warrants, such number of its shares of common stock as shall from time to time be sufficient to effect the Redemption of all outstanding Warrants; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the redemption of all then outstanding Warrants, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(h)

LIQUIDATION RIGHTS.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred shall not be entitled to receive liquidation in preference to the holders of common shares or any other class or series of preferred stock.  Rather, notwithstanding the vesting periods set for above, all unredeemed Warrants shall automatically be converted into common stock at the redemption rate hereinabove stated.

(i)

INVOLUNTARY LIQUIDATION.  In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation.

(j)

OTHER RESTRICTIONS.  There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

(k)

VOTING.  The Series A Preferred Shares will not have voting rights on matters brought before the Common Stock shareholders, but will be entitled to vote on all matters directly or indirectly affecting the rights of the Series A Preferred Shares.

(l)

AUTOMATION CANCELLATION. All Series A Preferred shall automatically be cancelled, with the underlying certificates being returned to the Corporation, upon the redemption by the Holders, or repurchase by the Corporation, of all of the outstanding Warrants.

(m)

STATED VALUE.  The shares of Series A Preferred shall have a stated value of $0.001 per share.

(n)

OTHER PREFERENCES.  The shares of the Series A Preferred shall no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate or incorporation of the Corporation.

Signed on April 15, 2009.

By Unanimous Written Consent of the Board of Directors:

/s/ Bryan Hunsaker

Bryan Hunsaker

/s/ Robert McMichael

Robert McMichael